                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2011 DATED 22 OCTOBER 2008

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 6,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$18,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017
CURRENTLY TOTALING A$ 2,000,127,000.00 (A$ 1,811,858,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2007, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.  (i)   Issuer:                                       Queensland Treasury Corporation

    (ii)  Guarantor:                                    The Treasurer on behalf of the Government
                                                        of Queensland

2.  Benchmark line:                                     2017

                                                        (to be consolidated and form a single
                                                        series with QTC 6% Global A$Bonds due 14

                                                        September 2017, ISIN US748305BG31)

3.  Specific Currency or Currencies:                    AUD ("A$")

4.  (i)   Issue price:                                  103.623%

    (ii)  Dealers' fees and commissions paid by         No fee or commission is payable in respect
          Issuer:                                       of the issue of the bond(s) described in
                                                        these final terms (which will constitute a
                                                        "pricing supplement" for purposes of any
                                                        offers or sales in the United States or to
                                                        U.S. persons). Instead, QTC pays fees and
                                                        commissions in accordance with the
                                                        procedure described in the QTC Offshore
                                                        and Onshore Fixed Interest Distribution
                                                        Group Operational Guidelines.

5.  Specified Denominations:                            A$1,000

6.  (i)   Issue Date:                                   23 October 2008

    (ii)  Record Date (date on and from which           6 March / 6 September. Security will be
          security is Ex-interest):                     ex-interest on and from 7 March / 7
                                                        September.

    (iii) Interest Payment Dates:                       14 March / 14 September

7.  Maturity Date:                                      14 September 2017

8.  Interest Basis:                                     6 per cent Fixed Rate

9.  Redemption/Payment Basis:                           Redemption at par

10. Change of Interest Basis or Redemption/Payment      Not Applicable
    Basis:

11. (i)   Status of the Bonds:                          Senior and rank pari passu with other
                                                        senior, unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:                      Senior and ranks pari passu with all its
                                                        other unsecured obligations

12. Method of distribution:                             Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions Applicable

    (i)   Rate(s) of Interest:                          6 per cent per annum payable semi-annually
                                                        in arrears

    (ii)  Interest Payment Date(s):                     14 March and 14 September in each year up
                                                        to and including the Maturity Date

    (iii) Fixed Coupon Amount(s):                       A$30 per A$1,000 in nominal amount
          (Applicable to bonds in definitive form)

    (iv)  Determination Date(s):                        Not Applicable

    (v)   Other terms relating to the method of         None
          calculating interest for Fixed Rate Bonds:

PROVISIONS RELATING TO REDEMPTION

14. Final Redemption Amount:                            A$1,000 per bond of A$1,000 Specified
                                                        Denomination

                                                        (NB: If the Final Redemption Amount is
                                                        other than 100 per cent. of the nominal
                                                        value the bonds will be derivative
                                                        securities for the purposes of the
                                                        Prospectus Directive and the requirements
                                                        of Annex XII to the Prospectus Directive
                                                        Regulation will apply and the Issuer will
                                                        prepare and publish a supplement to the
                                                        Prospectus)

15. Early Redemption Amount(s) payable on redemption    Not Applicable
    for taxation reasons or on event of default
    and/or the method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16. Form of Bonds:                                      Permanent Global Note not exchangeable for
                                                        Definitive Bonds

17. Additional Financial Centre(s) or other special     Not Applicable
    provisions relating to Payment Dates:

18. Talons for future Coupons or Receipts to be         No
    attached to Definitive Bonds (and dates on which
    such Talons mature):

19. Other terms or special conditions:                  Not Applicable

                                                        (When adding any other final terms
                                                        consideration should be given as to
                                                        whether such terms constitute "significant
                                                        new factors" and consequently trigger the
                                                        need for a supplement to the Prospectus
                                                        under Article 16 of the Prospectus
                                                        Directive)

DISTRIBUTION

20. (i)   If syndicated, names and addresses of         Not Applicable
          Managers and underwriting commitments:

    (ii)  Date of Dealer Agreement:                     22 October 2008

    (iii) Stabilizing Manager(s) (if any):              Not Applicable

21. If non-syndicated, name and address of relevant     National Australia Bank Ltd
    Dealer:                                             255 George Street
                                                        Sydney NSW 2000

22. Whether TEFRA D or TEFRA C rules applicable or      TEFRA Not Applicable
    TEFRA rules not applicable:

23. Non exempt Offer                                    Not Applicable

                                                        (N.B. Consider any local regulatory
                                                        requirements necessary to be fulfilled so
                                                        as to be able to make a non-exempt offer
                                                        in relevant jurisdictions. No such offer
                                                        should be made in any relevant
                                                        jurisdiction until those requirements have
                                                        been met. Non-exempt offers may only be
                                                        made into jurisdictions in which the base
                                                        prospectus (and any supplement) has been
                                                        notified/passported.)

24. Additional selling restrictions:                    Not Applicable

LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$18,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    --------------------------------
            Duly authorized

                            PART B--OTHER INFORMATION

1.  LISTING AND ADMISSION TO TRADING

    (i)    Listing                                      Bourse de Luxembourg.

    (ii)   Admission to trading:                        Application has been made by the Issuer
                                                        (or on its behalf) for the bonds to be
                                                        admitted to trading on the regulated
                                                        market of the Bourse de Luxembourg with
                                                        effect from the Issue Date.

                                                        (Where documenting a fungible issue need
                                                        to indicate that original securities are
                                                        already admitted to trading.)

2.  RATINGS

    Ratings:                                            The bonds to be issued have been rated:
                                                        S&P:     AAA
                                                        Moody's: Aaa

                                                        An obligation rate 'AAA' by S&P has the
                                                        highest credit rating assigned by Standard
                                                        & Poor's. The obligor's capacity to meet
                                                        its financial commitment on the obligation
                                                        is extremely strong.

                                                        Obligations rated 'AAA' by Moody's are
                                                        judged to be of the highest quality with
                                                        minimal credit risk.

                                                        A credit rating is not a recommendation to
                                                        buy, sell or hold securities and may be
                                                        revised or withdrawn by the rating agency
                                                        at any time. Each rating should be
                                                        evaluated independently of any other
                                                        rating.

                                                        (The above disclosure should reflect the
                                                        rating allocated to bonds issued under the
                                                        bond facility generally or, where the
                                                        issue has been specifically rated, that
                                                        rating.)

3.  INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.  REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

    (i)    Reasons for the Offer:                       See "Use of Proceeds" section in the
                                                        prospectus supplement--if reasons for
                                                        offer different from making profit and/or
                                                        hedging certain risks will need to include
                                                        those reasons here.

    (ii)   Estimated net proceeds:                      Not Applicable.

                                                        (If proceeds are intended for more than

                                                        one use will need to split out and present
                                                        in order of priority. If proceeds
                                                        insufficient to fund all proposed uses
                                                        state amount and sources of other
                                                        funding.)

    (iii)  Estimated total expenses:                    Not Applicable.

                                                        [Expenses are required to be broken down
                                                        into each principal intended "use" and
                                                        presented in order of priority of such
                                                        "uses".]

5.  YIELD

    Indication of yield:                                5.5700%

                                                        Calculated as 7 basis points less than the
                                                        yield on the equivalent A$ Domestic Bond
                                                        issued by the Issuer under its Domestic A$
                                                        Bond Facility on the Trade Date.

                                                        The yield is calculated at the Trade Date
                                                        on the basis of the Issue Price. It is not
                                                        an indication of future yield.

6.  OPERATIONAL INFORMATION

    (i)    ISIN Code:                                   US748305BG31

    (ii)   Common Code:                                 027594204

    (iii)  CUSIP Code:                                  748305BG3

    (iv)   Any clearing system(s) other than            Not Applicable
           Depositary Trust Company, Euroclear Bank
           S.A./N.V. and Clearstream Banking, societe
           anonyme and the relevant identification
           number(s):

    (v)    Delivery:                                    Delivery free of payment

    (vi)   Names and addresses of additional Paying     [    ]
           Agent(s) (if any):

7.  TERMS AND CONDITIONS OF THE OFFER

    (i)    Offer Price;                                 Not applicable

    (ii)   [Conditions to which the offer is            Not applicable
           subject;]

    (iii)  [Description of the application process;]    Not applicable

    (iv)   [Details of the minimum and/or maximum       Not applicable
           amount of application;]

    (v)    [Description of possibility to reduce        Not applicable
           subscriptions and manner for refunding
           excess amount paid by applicants;]

    (vi)   [Details of the method and time limits for   Not applicable
           paying up and delivering the bonds;]

    (vii)  [Manner in and date on which results of       Not applicable
           the offer are to be made public;]

    (viii) [Procedure for exercise of any right of      Not applicable
           pre-emption, negotiability of subscription
           rights and treatment of subscription
           rights not exercised;]

    (ix)   [Categories of potential investors to        Not applicable
           which the bonds are offered and whether
           tranche(s) have been reserved for certain
           countries;]

    (x)    [Process for notification to applicants of   Not applicable
           the amount allotted and the indication
           whether dealing may begin before
           notification is made;]

    (xi)   [Amount of any expenses and taxes            Not applicable
           specifically charged to the subscriber or
           Purchaser;]

    (xii)  [Name(s) and address(es), to the extent      None
           know to the Issuer, of the placers in the
           various countries where the offer takes
           place.]